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                                                                    Exhibit (10)


             1997 INCENTIVE COMPENSATION PLAN FOR MARVIN S. CADWELL
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The incentive compensation plan for Mr. Cadwell for 1997 is not set forth in a formal document. In summary, Mr. Cadwell's calculated bonus amount will be computed using a targeted bonus, which will be adjusted based on the Company's performance against targeted earnings per share. The calculated bonus may range from 0% to 120% of the targeted bonus. The calculated bonus is subject to further adjustment based on sales attainment versus target. Such adjustment may range from 50% to 120% of the calculated bonus. The result from the preceding sentence is subject to a final adjustment, which may range from 80% and 120%, based on improvement in accounts receivable days outstanding versus target.